Exhibit 10.4(b)

AMENDMENT NO. 1 TO TRANSITION AND SUCCESSION AGREEMENT

THIS AMENDMENT NO. 1 TO TRANSITION AND SUCCESSION AGREEMENT (this “Amendment”) by and between Mylan Laboratories Inc., a Pennsylvania corporation (the “Company”), and Harry A. Korman (the “Executive”) is made as of April 3, 2006.

WHEREAS, the Company and the Executive are parties to that certain Transition and Succession Agreement dated as of January 10, 2006 (the “Agreement”);

WHEREAS, the Company and the Executive wish to amend the Agreement, effective as of April 1, 2006, as set forth below;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.	Section l(a) of the Agreement is hereby amended to add the following sentence at the end of such subsection:

“For the sake of clarity, it is understood that if the Executive’s employment terminates prior to the Effective Date other than as described in the preceding sentence, this Agreement shall thereupon be null and void and of no further force and effect.”

2.	The reference to “65%” in Section 1 (d)(3) of the Agreement is hereby deleted and replaced with “60%”.

3.	The penultimate sentence of Section 4(c) of the Agreement is hereby deleted and replaced in its entirety with the following:

“Anything in this Agreement to the contrary notwithstanding, a termination by the Executive for any reason pursuant to a Notice of Termination given during the 90-day period immediately following the first anniversary of the occurrence of a Change in Control (other than a Change in Control occurring solely under Section l(d)(3) of this Agreement where all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to a Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock following the Business Combination) shall be deemed to be a termination for Good Reason for all purposes of this Agreement.”

4.	The introductory clause of Section 5(a)(l) of the Agreement is hereby deleted and replaced in its entirety to read as follows:

“(1) the Company shall pay to the Executive (or the Executive’s estate or beneficiary, in the event of the Executive’s death), in a lump sum in cash within 30 days after the Date of Termination (or, if required by Section 409A of the Code to avoid the imposition of additional taxes, on the date that is six (6) months following the Date of Termination), the aggregate of the following amounts:”

5.	Section 5(a)(l)(B) of the Agreement is hereby deleted and replaced in its entirety to read as follows:

“the amount equal to the product of (i) three and (ii) the amount of base salary and cash bonus paid to the Executive by the Company as reflected on the Executive’s W-2 in the tax year immediately preceding the year in which the Date of Termination occurs or the Change of Control occurs, whichever is greater (in the case of death or resignation for Good Reason by reason of the Executive’s Disability, reduced (but not below zero) by any death or disability benefits that the Executive or the Executive’s estate or beneficiaries are entitled to pursuant to plans or arrangements of the Company), provided that if the Executive was not employed by the Company during such entire tax year, item (ii) shall refer to the amount of base salary and cash bonus as agreed to in Executive’s offer of employment letter;”

6.	The first sentence of Section 5(a)(2) of the Agreement is hereby deleted and replaced in its entirety to read as follows:

“for three years after the Executive’s Date of termination (or such shorter period as required by Section 409A of the Code to avoid the imposition of additional taxes), the Company shall continue benefits to the Executive and/or the Executive’s dependents at least equal to those that were provided to them (taking into account any required employee contributions, co-payments and similar costs imposed on the Executive and the Executive’s dependents and tax treatment of participation in plans, programs, practices and policies by the Executive and the Executive’s dependents) in accordance with the plans, programs, practices, and policies described in Section 3(b)(4) as of the Date of Termination or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and the Affiliated Companies and their dependents; provided, however, that, if the Executive becomes reemployed with another employer and is eligible to receive such benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility.”

7.	Section 11 of the Agreement is hereby deleted in its entirety and replaced with the following:

[Intentionally Omitted.]

8.	This Amendment shall be governed by, interpreted under and construed in accordance with the laws of the Commonwealth of Pennsylvania.

9.	This Amendment may be executed in counterparts, each of which shall be an original and all of which shall constitute the same document.

10.	Except as modified by this Amendment, the Agreement is hereby confirmed in all respects.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the date and the year first written above.

MYLAN LABORATORIES INC.

/s/ Robert J. Coury
By: Robert J. Coury
Title: Vice Chairman & CEO

EXECUTIVE

/s/ Harry A. Korman
Harry A. Korman 4/7/2006

3